Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 23, 2022

BY AND AMONG

CAMBRIDGE BANCORP,

CAMBRIDGE TRUST COMPANY

AND

NORTHMARK BANK

i

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Employment Agreement Amendment

TABLE OF DEFINITIONS

Page
Acquisition Proposal	41
Acquisition Transaction	41
Affiliate	41
Agreement	1
Bank Regulator	41
BOLI	17
Business Day	41
Cambridge	1
Cambridge 2021 Form 10-K	20
Cambridge Benefit Plan	22
Cambridge Board	42
Cambridge Disclosure Schedule	42
Cambridge SEC Documents	20
Cambridge Stock	42
Cambridge Trust	1
CARES Act	42
Certificate	42
Closing	3
Closing Date	3
Code	1
CRA	8
Confidentiality Agreement	28
Derivative Transaction	42
Dissenters’ Rights Laws	4
Dissenting Shares	4
Effective Date	3
Effective Time	3
Employee Stock Incentive Plan	42
Employment Agreement Amendments	1
Environmental Law	42
ERISA	42
Exchange Act	42
Exchange Agent	42
Exchange Ratio	4
FDIC	42
FHLB	42
Finance Laws	10
FRB	42
GAAP	42
Governmental Authority	42
Hazardous Substance	42
Indemnified Parties	31
Indemnifying Party	31
Informational Systems Conversion	34
Insurance Policies	16
Intellectual Property	43
IRS	43
Knowledge	43

Page
Leases	16
Lien	43
Loans	15
Material Adverse Effect	43
Material Contract	11
MDOB	1
Merger	1
Merger Consideration	4
Merger Registration Statement	27
MGL	2
NASDAQ	43
New Member	2
Notice of Superior Proposal	30
Notice Period	30
Northmark	1
Northmark Benefit Plans	11
Northmark Board	43
Northmark Disclosure Schedule	44
Northmark Employees	11
Northmark ERISA Affiliate	11
Northmark Financial Statements	8
Northmark Intellectual Property	44
Northmark Meeting	27
Northmark Pension Plan	11
Northmark Recommendation	27
Northmark Representatives	29
Northmark Stock	7
Northmark Subsequent Determination	30
OREO	15
Person	44
Premium Limit	32
Proxy Statement/Prospectus	44
Regulatory Approvals	44
Regulatory Order	9
Rights	44
SEC	8
Securities Act	44
Securities Documents	21
Software	44
Subsidiary	44
Superior Proposal	44
Surviving Bank	1
Tax	44
Tax Returns	45
Taxes	44
Voting Agreement	1
Willful Breach	45

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May 23, 2022, by and among Cambridge Bancorp, a Massachusetts corporation and registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (“Cambridge”), Cambridge Trust Company, a Massachusetts-chartered trust company and wholly owned subsidiary of Cambridge (“Cambridge Trust”), and Northmark Bank, a Massachusetts-chartered trust company (“Northmark”).

WITNESSETH

WHEREAS, the board of directors of Cambridge Trust and the board of directors of Northmark have each determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders;

WHEREAS, in accordance with the terms of this Agreement, Northmark will merge with and into Cambridge Trust (the “Merger”);

WHEREAS, as a material inducement to Cambridge to enter into this Agreement, each of the directors and certain executive officers of Northmark have entered into a voting agreement with Cambridge dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Northmark Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, as a material inducement to Cambridge to enter into this Agreement, each of Daniel J. Murphy, III and Jane C. Walsh has entered into an amendment to their respective employment agreement with Northmark dated as of the date hereof (the “Employment Agreement Amendments”), substantially in the form attached hereto as Exhibit B, each of which shall become effective as of immediately prior to the Effective Time;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 Terms of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Northmark shall merge with and into Cambridge Trust, and Cambridge Trust shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Bank”) and shall continue its corporate existence as a Massachusetts-chartered trust company regulated by the Massachusetts Division of Banks (the “MDOB”) and the FDIC. As part of the Merger, shares of Northmark Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration pursuant to the terms of Article II.

Section 1.02 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Northmark and Cambridge each hereby agree to deliver a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable its counsel to deliver the legal opinion contemplated by Section 6.01(f).

Section 1.03 Name of the Surviving Bank. The name of the Surviving Bank shall be “Cambridge Trust Company.”

Section 1.04 Charter and Bylaws of the Surviving Bank. The charter and bylaws of the Surviving Bank upon consummation of the Merger shall be the charter and bylaws of Cambridge Trust as in effect immediately prior to consummation of the Merger.

Section 1.05 Directors and Officers of Cambridge and Surviving Bank.

(a) At Effective Time, the directors of each of Cambridge and Cambridge Trust immediately prior to the Effective Time shall continue to be the directors of Cambridge and the Surviving Bank, provided that at the Effective Time, the number of persons constituting the board of directors of Cambridge and the Surviving Bank shall each be increased by one (1) director and Jane C. Walsh (the “New Member”) shall be appointed to the board of directors of both Cambridge and the Surviving Bank for terms to expire at Cambridge’s next annual meeting of shareholders. At the next annual meetings of shareholders of Cambridge after the Effective Date, the New Member shall be nominated to the boards of directors of Cambridge and the Surviving Bank each for a term of three (3) years and Cambridge shall recommend that its shareholders vote in favor of the election of such nominee and shall, as the sole shareholder of the Surviving Bank, vote itself in favor of such nominee. Notwithstanding the foregoing, neither Cambridge nor the Surviving Bank shall have any obligation to appoint the New Member to serve on the Cambridge Board or the Surviving Bank’s board of directors if such Person is not a member of Northmark’s board of directors immediately prior to the Effective Time. Each of the directors of Cambridge and the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of Cambridge and the Surviving Bank.

(b) At the Effective Time, the officers of Cambridge and the Surviving Bank shall consist of the officers of Cambridge and Cambridge Trust in office immediately prior to the Effective Time.

Section 1.06 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under applicable provisions of the Massachusetts General Laws (“MGL”), and the regulations promulgated thereunder.

(a) Surviving Bank. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of Northmark shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of Cambridge Trust and Northmark and thereupon and thereafter all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of Northmark shall be vested in and assumed by Cambridge Trust as the Surviving Bank. Any reference to either of Cambridge Trust or Northmark in any contract, will or document, and any pending action or other judicial proceeding to which either of Cambridge Trust or Northmark is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Cambridge Trust or Northmark if the Merger had not occurred.

(b) Deposits. All deposit accounts of Northmark shall be and become deposit accounts in the Surviving Bank without change in their respective terms, maturity, minimum required balances or withdrawal value. Appropriate evidence of the deposit account in the Surviving Bank shall be provided by the Surviving Bank to each deposit account holder of Northmark, as necessary, after consummation of the Merger. All deposit accounts of Cambridge Trust prior to consummation of the Merger shall continue to be deposit accounts in the Surviving Bank after consummation of the Merger without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

(c) Offices. At the Effective Time, the main office of the Surviving Bank shall be located in Cambridge, Massachusetts. The former main office and branch offices of Northmark shall be operated as branches of the Surviving Bank immediately following the Effective Time.

Section 1.07 Effective Date and Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Cambridge will make all such filings as may be required by applicable laws and regulations to consummate the Merger. On the Closing Date, which shall take place not more than five (5) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), or on such other date as the parties shall mutually agree to, Cambridge Trust and Northmark shall file articles of merger with the Secretary of the Commonwealth of Massachusetts in accordance with the MGL. The date of such filings is herein called the “Effective Date,” and the “Effective Time” of the Merger shall be as specified in such filings.

(b) The closing (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time at 10:00 a.m., Eastern time, or in person at the offices of Hogan Lovells US LLP in Washington, D.C., or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Cambridge and Northmark the certificates and other documents required to be delivered under Article VI hereof.

Section 1.08 Alternative Structure. Cambridge may, at any time prior to the Effective Time, change the method of effecting the combination of Cambridge Trust and Northmark (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of or Northmark’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of Cambridge or Northmark pursuant to this Agreement; or (d) be reasonably likely to materially impede or delay consummation of the transactions contemplated by this Agreement. In the event Cambridge makes such a change, Northmark agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

Section 1.09 Additional Actions. If, at any time after the Effective Time, Cambridge shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, or record or otherwise, in Cambridge its right, title or interest in, to or under any of the rights, properties or assets of Northmark, or (b) otherwise carry out the purposes of this Agreement, Northmark and its officers and directors shall be deemed to have granted to Cambridge an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Cambridge or Cambridge Trust its right, title or interest in, to or under any of the rights, properties or assets of Northmark or (ii) otherwise carry out the purposes of this Agreement, and the officers and directors of Cambridge or Cambridge Trust are authorized in the name of Northmark or otherwise to take any and all such action.

Section 1.10 Absence of Control. It is the intent of the parties to this Agreement that Cambridge or Cambridge Trust, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, Northmark and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Northmark.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Each share of Cambridge Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Northmark Stock held as treasury stock, if any, immediately prior to Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) All remaining shares of Northmark Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 0.9950 shares (the “Exchange Ratio”) of Cambridge Stock (the “Merger Consideration”).

Section 2.02 Rights as Shareholders; Stock Transfers. All shares of Northmark Stock, when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive, for each such share of Northmark Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Cambridge Stock in accordance with Section 2.03. At the Effective Time, holders of the Northmark Stock shall cease to be, and shall have no rights as, shareholders of Northmark other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Cambridge Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of Northmark of shares of the Northmark Stock.

Section 2.03 No Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Cambridge Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Cambridge shall pay to each holder of a fractional share of Cambridge Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of Cambridge Stock as reported on NASDAQ for the five (5) consecutive trading days ending on the third (3rd) Business Day immediately prior to the Closing Date, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 2.04 Dissenting Shares. Each outstanding share of Northmark Stock the holder of which has perfected his or her right to dissent from the Merger under Chapter 156D of the MGL (the “Dissenters’ Rights Laws”) and has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the Dissenters’ Rights Laws. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration. Northmark shall give Cambridge prompt notice upon receipt by Northmark of any such written demands for payment of the fair value of shares of the Northmark Stock and of withdrawals of such demands and any other instruments provided pursuant to the Dissenters’ Rights Laws. Any payments made in respect of Dissenting Shares shall be made by Cambridge.

Section 2.05 Exchange of Certificates; Payment of the Consideration.

(a) Until the six (6) month anniversary of the Effective Time, Cambridge shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required by the Exchange Agent pursuant to this Article II, and (ii) certificates or, at Cambridge’s option, evidence of shares in book entry form, representing the shares of Cambridge Stock, sufficient to pay the aggregate Merger Consideration required pursuant to this Article II, each to be given to the holders of Northmark Stock in exchange for Certificates pursuant to this Article II. Upon such six (6) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to Cambridge. Any holder of Certificates who has not theretofore exchanged his or her Certificates for the Merger Consideration pursuant to this Article II shall thereafter be entitled to look exclusively to Cambridge, and only as a general creditor thereof, for the Merger Consideration to which he or she may be entitled upon exchange of such Certificates pursuant to this Article II. If outstanding Certificates are not surrendered or the payment for the Certificates is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Cambridge (and to the extent not in its possession shall be delivered to it), free and clear of all Liens of any Person previously entitled to such property. Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of Northmark Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Cambridge and the Exchange Agent shall be entitled to rely upon the stock transfer books of Northmark to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.

(b) The Exchange Agent or Cambridge shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent or Cambridge, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

(c) Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, Cambridge shall cause the Exchange Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of Northmark Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall promptly be provided in exchange therefor, but in no event later than ten (10) Business Days after due surrender, a certificate or, at the election of Cambridge, a statement reflecting shares issued in book-entry form, representing the Merger Consideration to which such holder is entitled pursuant to this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates.

(d) If any certificate representing shares of Cambridge Stock is to be issued in the name of a Person other than the registered holder of the Certificate surrendered in exchange therefore, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Cambridge Stock in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) No dividends or other distributions with a record date after the Effective Time with respect to Cambridge Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Cambridge Stock.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Bank or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Bank or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Bank or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the Merger Consideration deliverable in respect of the shares of Northmark Stock formerly represented by such Certificate pursuant to this Article II. In the event of a dispute with respect to ownership of any shares of Northmark Stock represented by any Certificate, Cambridge and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Section 2.06 Anti-Dilution Provisions. In the event Cambridge or Northmark changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Cambridge Stock or Northmark Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification or similar transaction with respect to the outstanding Cambridge Stock or Northmark Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to Cambridge Stock if (a) Cambridge issues additional shares of Cambridge Stock and receives consideration for such shares in a bona fide third party transaction, (b) Cambridge issues additional shares of Cambridge Stock under its Employee Stock Incentive Plans, or (c) Cambridge grants employee or director stock grants or similar equity awards or shares of Cambridge Stock upon the exercise or settlement thereof.

Section 2.07 Reservation of Shares. Effective upon the date of this Agreement, Cambridge shall reserve for issuance a sufficient number of shares of Cambridge Stock for the purpose of issuing shares of Cambridge Stock to Northmark shareholders in accordance with this Article II.

Section 2.08 Listing of Additional Shares. Prior to the Effective Time, Cambridge shall notify NASDAQ of the additional shares of Cambridge Stock to be issued by Cambridge in exchange for the shares of Northmark Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NORTHMARK

Section 3.01 Making of Representations and Warranties.

(a) As a material inducement to Cambridge and Cambridge Trust to enter into this Agreement and to consummate the transactions contemplated hereby, Northmark hereby makes to Cambridge and Cambridge Trust the representations and warranties contained in this Article III.

(b) On or prior to the date hereof, Northmark has delivered to Cambridge the Northmark Disclosure Schedule listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of Northmark’s representations and warranties contained in this Article III; provided, however, that (i) no such item is required to be set forth on the Northmark Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect, and (ii) the mere inclusion of an item in the Northmark Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Northmark that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on Northmark. Any disclosure made with respect to a section of Article III shall be deemed to qualify any other section of Article III specifically referenced or cross-referenced or that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other sections.

Section 3.02 Organization, Standing and Authority of Northmark. Northmark is a Massachusetts-chartered trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Northmark’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Northmark when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Northmark, threatened. Northmark is a nonmember bank and its primary federal bank regulator is the FDIC. Northmark is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB as set forth on Northmark Disclosure Schedule 3.02. The charter and bylaws of Northmark, copies of which have been made available to Cambridge, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 3.03 Northmark Capital Stock. The authorized capital stock of Northmark consists solely of 3,250,000 shares of common stock, par value $1.00 per share, of which 792,145 shares are outstanding as of the date hereof (“Northmark Stock”) and 500,000 shares of preferred stock, par value $1.00 per share, of which no shares are outstanding as of the date hereof. As of the date hereof, there are 448,895 shares of Northmark Stock held in treasury by Northmark. The outstanding shares of Northmark Stock have been duly authorized and validly issued and are fully paid and non-assessable. Northmark does not have any Rights issued or outstanding with respect to Northmark Stock and Northmark does not have any commitment to authorize, issue or sell any Northmark Stock or Rights.

Section 3.04 Subsidiaries. Except as disclosed on Northmark Disclosure Schedule 3.04, Northmark does not, directly or indirectly, own or control any Affiliate. Except as disclosed on Northmark Disclosure Schedule 3.04, Northmark does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Northmark has not been conducted through any other direct or indirect Subsidiary or Affiliate of Northmark. No such equity investment identified in Northmark Disclosure Schedule 3.04 is prohibited by applicable federal or state laws and regulations. Except as disclosed on Northmark Disclosure Schedule 3.04, since January 1, 2016, none of Northmark’s Subsidiaries has conducted any business or operations, has had any employees, has maintained an employee benefit or similar plan or has owned any assets.

Section 3.05 Corporate Power; Minute Books. Northmark has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Northmark has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Northmark’s shareholders of this Agreement. The minute books of Northmark contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of Northmark and the Northmark Board (including committees of the Northmark Board).

Section 3.06 Execution and Delivery. Subject to the approval of this Agreement by the shareholders of Northmark, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Northmark and the Northmark Board on or prior to the date hereof. The Northmark Board has directed that this Agreement be submitted to Northmark’s shareholders at a meeting of such shareholders and, except for the approval of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of Northmark Stock entitled to vote thereon, no other vote of the shareholders of Northmark is required by law, the charter of Northmark, the bylaws of Northmark or otherwise to approve this Agreement and the transactions contemplated hereby. Northmark has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Cambridge, this Agreement is a valid and legally binding obligation of Northmark, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07 Regulatory Approvals; No Defaults.

(a) Subject to the receipt of all Regulatory Approvals, the required filings under federal and state securities laws and the requisite affirmative vote of the Northmark Shares, the execution, delivery and performance of this Agreement by Northmark, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws (or similar governing documents) of Northmark or similar governing documents of any of its Subsidiaries; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Northmark or any of its Subsidiaries, or any of its properties or assets; or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Northmark or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Northmark or any of its Subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected

(b) As of the date hereof, Northmark has no Knowledge of any reason relating to Northmark (including, without limitation, compliance with the Community Reinvestment Act of 1977, as amended (the “CRA”), or the USA Patriot Act) as to why any of the Regulatory Approvals shall not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 3.08 Financial Statements.

(a) Northmark has previously made available to Cambridge copies of the balance sheet of Northmark as of December 31 for the fiscal years 2021 and 2020, and the related statements of income, shareholders’ equity and cash flows for the fiscal years 2021, 2020 and 2019, in each case accompanied by the audit report of Wolf & Company, PC, the independent registered public accounting firm of Northmark (the “Northmark Financial Statements”). The Northmark Financial Statements (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of Northmark and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, each of such statements (including the related notes, where applicable) complies with applicable accounting requirements and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of Northmark have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Wolf & Company, PC has not resigned or been dismissed as independent public accountants of Northmark as a result of or in connection with any disagreements with Northmark on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Northmark is not now, nor has it ever been, required to file with the Securities and Exchange Commission (the “SEC”) any periodic or other reports pursuant to Section 13 or Section 15(d) of the Exchange Act.

Section 3.09 Absence of Certain Changes or Events.

(a) Since March 31, 2022, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Northmark.

(b) Since March 31, 2022, Northmark has carried on its business only in the ordinary and usual course of business consistent with its past practices (except as disclosed to Cambridge and except for actions in connection with transactions contemplated by this Agreement).

(c) Since March 31, 2022, Northmark has not (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any employee, director or other individual service provider from the amount thereof in effect as of March 31, 2022, granted any severance, termination pay, bonus, retention bonus or change in control benefits, entered into any contract to make or grant any severance, termination pay, bonus, retention bonus, or change in control benefits, or paid any bonus or retention bonus; (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of Northmark’s capital stock; (iii) effected or authorized any split, combination or reclassification of any of Northmark’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of Northmark’s capital stock; (iv) changed any accounting methods (or underlying assumptions), principles or practices of Northmark affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy; (v) made any tax election by Northmark or any settlement or compromise of any income tax liability by Northmark; (vi) made any material change in Northmark’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans; (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance; (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization; (ix) had any union organizing activities; or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 3.10 Financial Controls and Procedures. During the periods covered by the Northmark Financial Statements, Northmark has had in place internal controls over financial reporting which are designed and maintained to ensure that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of Northmark’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are under the exclusive ownership and direct control of Northmark or its accountants.

Section 3.11 Regulatory Matters.

(a) Northmark has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2019 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of Northmark, no Governmental Authority has initiated any proceeding, or to the Knowledge of Northmark, investigation into the business or operations of Northmark, since December 31, 2019. Northmark is “well capitalized,” as defined in applicable laws and regulations, and Northmark has a CRA rating of “satisfactory” or better.

(b) Northmark is not a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each a “Regulatory Order”) from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. Northmark has not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 3.12 Legal Proceedings; Regulatory Action.

(a) Other than as set forth in Northmark Disclosure Schedule 3.12(a), (i) there are no pending or, to Northmark’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Northmark or any of its Subsidiaries and (ii) to Northmark’s Knowledge, there are no facts which would reasonably be expected to give rise to any such material litigation, claim, suit, investigation or other proceeding.

(b) Northmark is not a party to any, nor are there any pending or, to Northmark’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Northmark in which, to the Knowledge of Northmark, there is a reasonable probability of any material recovery against or other Material Adverse Effect on Northmark or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon Northmark or any of its Subsidiaries, or their respective assets, and none of Northmark or any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

(d) None of Northmark of any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

Section 3.13 Compliance with Laws.

(a) Each of Northmark and its Subsidiaries is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, (i) applicable federal and state banking laws and regulations, (ii) state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collection Practices Act and other federal, state, local and foreign laws regulating lending (together, the “Finance Laws”), and (iii) all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity.

(b) Each of Northmark and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Northmark’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) None of Northmark or any of its Subsidiaries has received, since January 1, 2019, any notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Northmark’s Knowledge, do any grounds for any of the foregoing exist).

Section 3.14 Material Contracts; Defaults.

(a) Other than as set forth in Northmark Disclosure Schedule 3.14(a), Northmark is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment or service of any current or former employees, directors, or other individual service providers of Northmark; (ii) which would entitle any current or former employee, director, other individual service provider or agent of Northmark to indemnification from Northmark; (iii) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of change in control, bonus, retention bonus, severance pay or otherwise) becoming due, or would otherwise result in the accelerated vesting or funding of any payments or benefits from Northmark to any employee, director, or other individual service provider thereof; (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; (v) that is material to the financial condition, results of operations or business of Northmark; or (vi) which materially restricts the conduct of any business by Northmark. Northmark has previously delivered to Cambridge true, complete and correct copies of each such document. Each contract, arrangement, commitment or understanding of the type of described in this Section 3.14(a), whether or not set forth on Northmark Disclosure Schedule 3.14(a) is referred to herein as a “Material Contract.”

(b) To Northmark’s Knowledge, Northmark is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Northmark is currently outstanding.

Section 3.15 Brokers. Neither Northmark nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Northmark has engaged, and will pay a fee or commission to, Griffin Financial Group, LLC. A true, complete and correct copy of the engagement letter with Griffin Financial Group, LLC has been provided to Cambridge.

Section 3.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees, directors or other individual service providers of Northmark or any of its Subsidiaries (the “Northmark Employees”), including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Northmark Benefit Plans”), are identified in Northmark Disclosure Schedule 3.16(a). True and complete copies of all Northmark Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Northmark Benefit Plans and all amendments thereto, have been made available to Cambridge.

(b) Each Northmark Benefit Plan has been operated in all material respects in accordance with its terms and in accordance with all applicable laws, including the Code and ERISA. Each Northmark Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Northmark Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and, to the Knowledge of Northmark, nothing has occurred that would reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of such Northmark Pension Plan under Section 401(a) of the Code. There is no pending or, to Northmark’s Knowledge, threatened litigation relating to the Northmark Benefit Plans. Northmark has not engaged in a transaction with respect to any Northmark Benefit Plan or Northmark Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Northmark to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Northmark or any Northmark ERISA Affiliate (as defined below) with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Northmark or any of its Subsidiaries, or the single-employer plan of any entity which is considered one employer with Northmark or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (a “Northmark ERISA Affiliate”). Northmark has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Northmark ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30) day reporting requirement has not been waived or a safe harbor is not available, has been required to be filed for any Northmark Pension Plan or by any Northmark ERISA Affiliate within the twelve (12) month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement. Neither Northmark nor any Northmark ERISA Affiliate has maintained an “employee stock ownership plan,” as defined in Section 4975(e)(7) of the Code, or a Northmark Benefit Plan that otherwise invests in “employer securities” as defined in Section 409(l) of the Code.

(d) All contributions, payments, and other obligations required to be made under the terms of any Northmark Benefit Plan or an agreement with any Northmark Employee have been timely made or have been reflected on the financial statements of Northmark. No Northmark Pension Plan or single-employer plan of a Northmark ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Northmark ERISA Affiliate has an outstanding funding waiver. Neither Northmark nor any of its Subsidiaries has provided, nor is required to provide, security to any Northmark Pension Plan or to any single-employer plan of a Northmark ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) Other than as identified in Northmark Disclosure Schedule 3.16(e), Northmark has no obligations for retiree health and life benefits under any Northmark Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Northmark may amend or terminate any such Northmark Benefit Plan at any time without incurring any liability thereunder.

(f) Other than as set forth in Northmark Disclosure Schedule 3.16(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Northmark Employees to severance pay or any increase in severance pay upon any termination of employment or service after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Northmark Benefit Plans, (iii) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (iv) limit or restrict the right of Northmark, or after the consummation of the transactions contemplated hereby, Cambridge or the Surviving Bank, to merge, amend or terminate any of the Northmark Benefit Plans, or (v) result in payments that would not be deductible under Section 162(m) of the Code.

(g) Each Northmark Benefit Plan that is a “nonqualified” deferred compensation plan (as defined for purposes of Section 409A(d)(1) of the Code) and any deferral elections thereunder are in documentary compliance with, and have been maintained and operated in compliance with Section 409A of the Code and the regulations promulgated thereunder.

Section 3.17 Labor Matters. Northmark is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Northmark the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Northmark to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Northmark’s Knowledge, threatened, nor is Northmark aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18 Environmental Matters.

(a) Each property owned, leased or operated by Northmark and its Subsidiaries is, and for the last five (5) years has been, in compliance in all material respects with all Environmental Laws. Neither Northmark nor any of its Subsidiaries has received notice of any past, present, or future conditions, events, activities, practices or incidents that would reasonably be expected to interfere with or prevent the compliance of Northmark with all Environmental Laws.

(b) Northmark and its Subsidiaries have obtained all material permits, licenses and authorizations that are required for its operations under all Environmental Laws.

(c) To Northmark’s Knowledge, no Hazardous Substance exists on, about or within any of the owned real properties, nor has any Hazardous Substance previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the owned real properties. The use that Northmark or any of its Subsidiaries makes and intends to make of any of its properties shall not result in the generation, disposal or release of any Hazardous Material on, in or from any of those properties.

(d) There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other Governmental Authority pending or, to Northmark’s Knowledge, threatened against Northmark relating in any way to any Environmental Law. None of Northmark or any of its Subsidiaries has a liability for remedial action under any Environmental Law. None of Northmark or any of its Subsidiaries has received any request for information or other notice of any kind from any Governmental Authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any of the owned real properties or Northmark Loan Property.

Section 3.19 Tax Matters. Except as set forth in Northmark Disclosure Schedule 3.19:

(a) Northmark and its Subsidiaries have filed all Tax Returns that they were required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Northmark and its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Northmark or such Subsidiary and which Northmark or such Subsidiary is contesting in good faith. None of Northmark or any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Northmark or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Northmark or any Subsidiary.

(b) Each of Northmark and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or, to the Knowledge of Northmark, are pending with respect to Northmark or any of its Subsidiaries. None of Northmark or any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Northmark or any of its Subsidiaries has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Northmark or any of its Subsidiaries.

(d) Northmark has provided Cambridge with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Northmark and its Subsidiaries for taxable periods ended December 31, 2021, 2020 and 2019. Northmark has delivered to Cambridge correct and complete copies of all statements of deficiencies assessed against or agreed to by Northmark or any of its Subsidiaries filed for the years ended December 31, 2021, 2020 and 2019. Each of Northmark and its Subsidiaries has timely and properly taken such actions in response to and in compliance with notices Northmark or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) None of Northmark or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) None of Northmark or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of Northmark and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of Northmark or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. None of Northmark or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return, and (ii) has any liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Northmark or such Subsidiary) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor or by contract.

(g) The unpaid Taxes of Northmark and its Subsidiaries (i) did not, as of the end of the most recent period covered by Northmark’s or such Subsidiary’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in Northmark’s or such Subsidiary’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Northmark and its Subsidiaries in filing their Tax Returns. Since the end of the most recent period covered by Northmark’s or such Subsidiary’s call reports filed prior to the date hereof, none of Northmark or any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) None of Northmark or any of its Subsidiaries shall be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) None of Northmark or any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) None of Northmark or any of its Subsidiaries has participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and Northmark has not been notified of, or to Northmark’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).

(k) None of Northmark or any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Governmental Authority.

(l) Except as set forth on Northmark Disclosure Schedule 3.19(l), none of Northmark or any of its Subsidiaries has deferred payroll taxes or availed itself of any of the tax deferred credits or benefits pursuant to the CARES Act or otherwise taken advantage of any change in applicable legal requirements in connection with the COVID-19 pandemic that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations.

Section 3.20 Investment Securities. Northmark Disclosure Schedule 3.20 sets forth the book and market value as of March 31, 2022 of the investment securities, mortgage backed securities and securities held for sale of Northmark and its Subsidiaries, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates. Each of Northmark and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Northmark or any of its Subsidiaries.

Section 3.21 Derivative Transactions. All Derivative Transactions entered into by Northmark were entered into in all material respects in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Northmark, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. Northmark have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Northmark, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Northmark has adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. For purposes of this Section 3.21, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

Section 3.22 Loans; Nonperforming and Classified Assets.

(a) As of the date hereof, Northmark is not a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of March 31, 2022, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent (5%) or greater shareholder of Northmark or any of its Subsidiaries, to the Knowledge of Northmark, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Northmark Disclosure Schedule 3.22(a) identifies (x) each Loan that as of March 31, 2022 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Northmark or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Northmark that as of March 31, 2022 was classified as other real estate owned (“OREO”) and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Northmark, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The loan documents with respect to each Loan were in compliance with applicable laws and regulations and Northmark’s or the applicable Subsidiary’s lending policies at the time of origination of such Loans and are complete and correct.

(d) Northmark is not a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Northmark to repurchase from any such Person any Loan or other asset of Northmark.

Section 3.23 Tangible Properties and Assets.

(a) Northmark Disclosure Schedule 3.23(a) sets forth a true, correct and complete list of all real property owned by Northmark or any of its Subsidiaries. Except as set forth in Northmark Disclosure Schedule 3.23(a), and except for properties and assets either held as OREO, disposed of in the ordinary course of business or as permitted by this Agreement, each of Northmark and its Subsidiaries has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(b) Northmark Disclosure Schedule 3.23(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Northmark or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, none of Northmark or any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Northmark or any of its Subsidiaries of, or material default by Northmark or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease and, to Northmark’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. There are no amounts payable to Northmark or any of its Subsidiaries under any sublease that are past due. Except as set forth on Northmark Disclosure Schedule 3.23(b), there is no pending or, to Northmark’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that Northmark or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Each of Northmark and its Subsidiaries has paid all rents and other charges to the extent due under the Leases.

Section 3.24 Intellectual Property. Northmark Disclosure Schedule 3.24 sets forth a true, complete and correct list of all Northmark Intellectual Property owned or purported to be owned by Northmark that has been issued by, or registered, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office, registry or agency anywhere in the world. Northmark owns or has a license to use all Northmark Intellectual Property necessary to conduct the business of Northmark, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). Northmark Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Northmark as currently conducted. To the Knowledge of Northmark, all Northmark Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and Northmark has not received notice challenging the validity or enforceability of the Northmark Intellectual Property. To the Knowledge of Northmark, the conduct of the business of Northmark does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of Northmark to own or use any of the Northmark Intellectual Property.

Section 3.25 Fiduciary Accounts. Since December 31, 2019, Northmark has properly administered all accounts for which it is or was a fiduciary, including, but not limited to, accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Northmark nor any of its directors, officers or employees has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.26 Insurance.

(a) Northmark Disclosure Schedule 3.26(a) identifies all of the material insurance policies, binders or bonds currently maintained by Northmark or any of its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving incurred losses of more than $100,000. Each of Northmark and its Subsidiaries is insured and, during each of the past three (3) calendar years, has been insured against such risks and in such amounts as the management of Northmark reasonably has determined to be prudent in accordance with industry practices and has maintained all insurance required by applicable laws and regulations. All claims under the Insurance Policies for which Northmark or any of its Subsidiaries has sought coverage have been filed in due and timely fashion. All of the Insurance Policies are in full force and effect and none of Northmark or any of its Subsidiaries is in material default thereunder.

(b) Northmark Disclosure Schedule 3.26(b) identifies all bank owned life insurance (“BOLI”) owned by Northmark, including the value of BOLI as of the end of the month prior to the date hereof. The value of such BOLI as of the date hereof is fairly reflected in the Northmark Financial Statements in accordance with GAAP.

Section 3.27 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.28 Fairness Opinion. The Northmark Board has received the written opinion of Griffin Financial Group, LLC to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Northmark Stock from a financial point of view.

Section 3.29 CRA, Anti-money Laundering and Customer Information Security. Northmark is not a party to any agreement with any individual or group regarding CRA matters and Northmark has no Knowledge of, nor has Northmark been advised of, or has any reason to believe (based on Northmark’s Home Mortgage Disclosure Act data for the year ended December 31, 2021, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Northmark: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Northmark pursuant to 12 C.F.R. Part 364, Appendix B. Furthermore, the Northmark Board has adopted and Northmark has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations promulgated thereunder.

Section 3.30 Transactions with Affiliates. There are no outstanding amounts payable to or receivable from, or advances by Northmark or any of its Subsidiaries to, and none of Northmark or any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning five percent (5%) or more of the outstanding Northmark Stock, director or employee of Northmark or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with Northmark or any of its Subsidiaries. None of Northmark or any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders owning five percent (5%) or more of the outstanding Northmark Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers.

Section 3.31 Disclosure. The representations and warranties contained in this Article III, as qualified in each section of this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CAMBRIDGE

Section 4.01 Making of Representations and Warranties.

(a) As a material inducement to Northmark to enter into this Agreement and to consummate the transactions contemplated hereby, Cambridge and Cambridge Trust hereby make to Northmark the representations and warranties contained in this Article IV.

(b) On or prior to the date hereof, Cambridge and Cambridge Trust have delivered to Northmark the Cambridge Disclosure Schedule listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that (i) no such item is required to be set forth on the Cambridge Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect, and (ii) the mere inclusion of an item in the Cambridge Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Cambridge Trust that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect to Cambridge. Any disclosure made with respect to a section of Article IV shall be deemed to qualify any other section of Article IV specifically referenced or cross-referenced or that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other sections.

Section 4.02 Organization, Standing and Authority of Cambridge. Cambridge is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Cambridge has full corporate power and authority to carry on its business as now conducted. Cambridge is duly licensed or qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The Articles of Organization, as amended or restated, and Amended and Restated Bylaws of Cambridge, copies of which have been made available to Northmark, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.03 Organization, Standing and Authority of Cambridge Trust. Cambridge Trust is a Massachusetts-chartered trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Cambridge Trust’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Cambridge Trust when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Cambridge, threatened. Cambridge Trust is a nonmember bank and its primary federal bank regulator is the FDIC. Cambridge Trust is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB as set forth on Cambridge Disclosure Schedule 4.03. The Articles of Organization and Amended and Restated Bylaws of Cambridge Trust, copies of which have been made available to Northmark, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.04 Cambridge Capital Stock. The authorized capital stock of Cambridge consists of 10,000,000 shares of Cambridge Stock, par value $1.00, of which 7,001,488 shares (including unvested shares of restricted stock) are outstanding as of the date hereof. As of the date hereof, no shares of Cambridge Stock are held in treasury by Cambridge. The outstanding shares of Cambridge Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for (a) the Employee Stock Incentive Plan pursuant to which there are no outstanding options to acquire shares of Cambridge Stock, 15,874 shares of Cambridge Stock subject to issuance and/or delivery pursuant to outstanding restricted stock units that vest solely based on time-based vesting requirements, and up to a maximum of 159,321 shares of Cambridge Stock subject to issuance and/or delivery pursuant to outstanding restricted stock units that vest based on performance-based vesting requirements, and (b) the Cambridge Stock to be issued pursuant to this Agreement, Cambridge does not have any Rights issued or outstanding with respect to Cambridge Stock and Cambridge does not have any commitments to authorize, issue or sell any Cambridge Stock or Rights.

Section 4.05 Subsidiaries. Except as set forth on Cambridge Disclosure Schedule 4.05, Cambridge does not, directly or indirectly, own or control any Affiliate. Except as disclosed on Cambridge Disclosure Schedule 4.05, Cambridge does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Cambridge has not been conducted through any other direct or indirect Subsidiary or Affiliate of Cambridge. No such equity investment identified in Cambridge Disclosure Schedule 4.05 is prohibited by the applicable federal or state laws and regulations.

Section 4.06 Corporate Power; Minute Books. Each of Cambridge and Cambridge Trust has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each of Cambridge and Cambridge Trust has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of Cambridge contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of Cambridge and the Cambridge Board (including committees of the Cambridge Board).

Section 4.07 Execution and Delivery. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Cambridge and Cambridge Trust and each of their respective boards of directors on or prior to the date hereof. No vote of the shareholders of Cambridge is required by law, the Articles of Organization of Cambridge, the Amended and Restated Bylaws of Cambridge or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Cambridge and Cambridge Trust has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Northmark, this Agreement is a valid and legally binding obligation of each of Cambridge and Cambridge Trust, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.08 Regulatory Approvals; No Defaults.

(a) Subject to the receipt of all Regulatory Approvals, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Cambridge and Cambridge Trust do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Cambridge or of any of its Subsidiaries or to which Cambridge or any of its Subsidiaries, properties or assets is subject or bound; (ii) constitute a breach or violation of, or a default under, Cambridge’s Articles of Organization or Amended and Restated Bylaws, or the Articles of Organization or Amended and Restated Bylaws of Cambridge Trust; or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date of this Agreement, Cambridge has no Knowledge of any reasons relating to Cambridge or Cambridge Trust (including, without limitation, compliance with the CRA or the USA PATRIOT Act) as to why any of the Regulatory Approvals shall not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 4.09 Absence of Certain Changes or Events. Since December 31, 2021, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Cambridge and its Subsidiaries taken as a whole.

Section 4.10 SEC Documents; Financial Reports; and Financial Controls and Procedures(i) .

(a) Cambridge’s Annual Report on Form 10-K, as amended through the date of this Agreement, for the fiscal year ended December 31, 2021 (the “Cambridge 2021 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Cambridge or any of its Subsidiaries subsequent to January 1, 2021, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Cambridge SEC Documents”), with the SEC, and all of the Cambridge SEC Documents filed with the SEC after the date of this Agreement, in the form filed or to be filed, (i) complied or will comply as to form in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Cambridge SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Cambridge SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Cambridge and its Subsidiaries contained in the Cambridge 2021 Form 10-K and, except for liabilities reflected in the Cambridge SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2021, neither Cambridge nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) Cambridge and each of its Subsidiaries, officers and directors are in compliance with, and have complied in all material respects with, (i) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (ii2) the applicable listing and corporate governance rules and regulations of NASDAQ. Cambridge (A) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (B) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of Cambridge Board (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Cambridge’s ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Cambridge’s internal control over financial reporting.

Section 4.11 Regulatory Matters.

(a) Each of Cambridge and Cambridge Trust has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2019 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of Cambridge and/or Cambridge Trust, no Governmental Authority has initiated any proceeding, or to the Knowledge of Cambridge, investigation into the business or operations of Cambridge and/or Cambridge Trust, since December 31, 2019. Cambridge Trust is “well capitalized,” as defined in applicable laws and regulations, and Cambridge Trust has a CRA rating of “satisfactory” or better.

(b) Other than as set forth in Cambridge Disclosure Schedule 4.11(b), Cambridge has timely filed with the SEC and NASDAQ all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to applicable securities laws (“Securities Documents”) required by applicable securities laws, and such Securities Documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the securities laws.

(c) Neither Cambridge, Cambridge Trust nor any of their respective Subsidiaries is a party to or is subject to any Regulatory Order from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. Neither Cambridge nor Cambridge Trust has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 4.12 Legal Proceedings.

(a) Other than as set forth in Cambridge Disclosure Schedule 4.12(a), there are no pending or, to the Knowledge of Cambridge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Cambridge.

(b) Cambridge is not a party to any, nor are there any pending or, to Cambridge’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Cambridge in which, to the Knowledge of Cambridge, there is a reasonable probability of any material recovery against or other Material Adverse Effect on Cambridge or any of its Subsidiaries or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon Cambridge, nor on any of the assets of Cambridge, and Cambridge has not been advised of, or is aware of, the threat of any such action.

(d) Neither Cambridge or Cambridge Trust has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

Section 4.13 Compliance With Laws.

(a) Cambridge is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, (i) applicable federal and state banking laws and regulations, (ii) the Finance Laws, and (iii) all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity.

(b) Cambridge has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Cambridge’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Cambridge has not received, since December 31, 2019, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Cambridge’s Knowledge, do any grounds for any of the foregoing exist).

Section 4.14 Brokers. Neither Cambridge nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Cambridge has engaged, and will pay a fee or commission to, Piper Sandler & Co.

Section 4.15 Tax Matters.

(a) Cambridge has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Cambridge (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Cambridge and which Cambridge is contesting in good faith. Cambridge is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Cambridge does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Cambridge.

(b) Cambridge has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) No foreign, federal, state or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Cambridge are pending with respect to Cambridge. Cambridge has not received from any foreign, federal, state or local taxing authority (including jurisdictions where Cambridge has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against Cambridge.

Section 4.16 Employee Benefit Plans.

(a) All benefits and compensation plans, contracts, policies or arrangements sponsored, maintained by or contributed to by Cambridge or with respect to which Cambridge has, or could reasonably be expected to have, any liability (the “Cambridge Benefit Plans”) are in compliance with their respective terms and all applicable laws in all material respects.

(b) There is no pending or, to Cambridge’s Knowledge, threatened litigation relating to the Cambridge Benefit Plans.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Cambridge or any Cambridge ERISA Affiliate (as defined below) with respect to any Cambridge Benefit Plans or any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Cambridge, or the single-employer plan of any entity which is considered one employer with Cambridge under Section 4001 of ERISA or Section 414 of the Code (a “Cambridge ERISA Affiliate”). Cambridge has not incurred, and does not expect to incur, any withdrawal liability with respect to any Cambridge Benefit Plans or a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Cambridge ERISA Affiliate).

Section 4.17 Cambridge Stock. The shares of Cambridge Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 4.18 CRA, Anti-Money Laundering and Customer Security Information. Cambridge is not a party to any agreement with any individual or group regarding CRA matters and Cambridge has no Knowledge of, nor has Cambridge been advised of, or has any reason to believe (based on Cambridge’s Home Mortgage Disclosure Act data for the year ended December 31, 2017, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause

Cambridge: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Cambridge pursuant to 12 C.F.R. Part 364, Appendix B. Furthermore, the Cambridge Board has adopted and Cambridge has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations promulgated thereunder.

Section 4.19 Sufficient Funds. Cambridge has, and will have as of the Closing, sufficient funds to consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.

Section 4.20 Disclosure. The representations and warranties contained in this Article IV, as qualified in each section of this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Northmark. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Cambridge, Northmark shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. Northmark will use its reasonable best efforts to (i) preserve its business organization intact, (ii) keep available to itself and Cambridge the present services of the current officers, employees, directors and other key individual service providers of Northmark, and (iii) preserve for itself and Cambridge the goodwill of the customers of Northmark and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Northmark Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Cambridge, Northmark shall not:

(a) Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any additional shares of capital stock or any Rights, (ii) permit any additional shares of capital stock to become subject to grants of employee, director or other stock options, warrants or other Rights, or (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any Northmark Stock or obligate itself to purchase, retire or redeem any of its shares of Northmark Stock.

(b) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Northmark Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Northmark or any of its Subsidiaries or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal increases in compensation to non-executive employees in the ordinary course of business consistent with past practice, provided that no such increase shall be more than ten percent (10%) with respect to any individual non-executive employee and all such increases in the aggregate shall not exceed five percent (5%) of total compensation, and provided further that any increases, either singularly or in the aggregate, shall be consistent with Northmark’s 2022 budget, a copy of which has been made available to Cambridge, (ii) Northmark shall be permitted to make cash contributions to the Northmark 401(k) Plan in the ordinary course of business consistent with past practice and (iii) Northmark shall be permitted to pay accrued bonuses at the Closing consistent with past practice, prorated through the Closing Date.

(d) Hiring. Hire any person as a Northmark Employee or promote any Northmark Employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Northmark Disclosure Schedule 5.01(d) and (ii) persons hired to fill any vacancies arising after the date hereof at an annual salary of less than $150,000 and whose employment is terminable at the will of Northmark; provided, however, that Northmark must provide notice to Cambridge within three (3) days following the hiring of any persons hired to fill a vacancy.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate any Northmark Benefit Plan, except (i) as may be required by applicable law or the terms of this Agreement, subject to the provision of prior written notice and consultation with respect thereto to Cambridge, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Northmark Disclosure Schedule 5.01(e)).

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice.

(g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Northmark and its Subsidiaries taken as a whole.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

(j) Governing Documents. Amend Northmark’s charter or bylaws.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any contract that involves the payment of, or incurs fees, in excess of $50,000 per annum, any Lease or any Insurance Policy.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Northmark is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Northmark of an amount which exceeds $50,000 and/or would impose any material restriction on the business of Northmark; provided, however, that Northmark may not enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation for which Northmark has not provided notice to Cambridge of the existence of such action, suit, proceeding, order or investigation.

(n) Banking Operations. (i) Enter into any new material line of business; (ii) change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or (iii) file any application or make any contract with respect to branching or site location or branching or site relocation.

(o) Derivative Transactions. Enter into any Derivative Transactions.

(p) Indebtedness. Incur any indebtedness for borrowed money or other liabilities (including brokered deposits and wholesale funding), federal funds purchased, borrowings from the FHLB and securities sold under agreements to repurchase, each with a duration exceeding one (1) year, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q) Investment Securities. (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (A) any debt security or equity investment of a type or in an amount that is not in accordance with Northmark’s investment policy or (B) any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five (5) years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice, or (ii) restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

(r) Loans. Except to satisfy contractual obligations existing as of the date hereof and set forth on Northmark Disclosure Schedule 5.01(r), make, renegotiate, renew, increase, extend, modify or purchase any Loan, other than in accordance with Northmark’s loan policies and procedures in effect as of the date hereof; provided, however, that the prior notification and approval of Cambridge is required for any new origination (i) in excess of $2,000,000 or (ii) not made in accordance with Northmark’s loan policies as in effect on the date hereof. For purposes of this Section 5.01(r), consent shall be deemed given unless Cambridge objects within forty-eight (48) hours of notification.

(s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t) Taxes. Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any adjustment of any material Tax attribute, file any material claim for a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment.

(u) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Northmark under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it is or its properties are bound.

(v) Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w) Insurance. Cause or allow the loss of insurance coverage maintained by Northmark that would have a Material Adverse Effect on Northmark, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect.

(x) Liens. Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices.

(y) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation or (iv) a material delay of the approval or completion of the Merger.

(z) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02 Covenants of Cambridge. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Northmark, Cambridge will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(b) Dividend Record Date. Change its record date for payment of its quarterly dividend from the record date established in the prior year’s quarter in a manner that is inconsistent with past practice.

(c) Capital Stock. Grant, issue, deliver or sell any additional shares of capital stock or Rights; provided, however, that Cambridge may (i) grant equity awards pursuant to its employee benefit plans as required by any Cambridge employee benefit plan or in the ordinary course consistent with past practice, (ii) issue capital stock upon the vesting or exercise of any equity awards granted pursuant to a Cambridge employee benefits plan outstanding as of the date hereof in accordance with the terms and conditions thereof as in effect on the date hereof, including in connection with “net settling” any outstanding awards, and (iii) issue Cambridge capital stock in connection with the transactions contemplated hereby.

(d) Dividends; Etc. (i) Other than in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby, make, declare, pay or set aside for payment any stock dividend on or in respect of, or declare or make any distribution on, any shares of Cambridge Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(e) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.03 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the transactions contemplated by this Agreement, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04 Shareholder Approval. Northmark agrees to take, in accordance with applicable law, and the charter and bylaws of Northmark, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Northmark’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Northmark Meeting”) and, subject to Section 5.11, shall take all lawful action to solicit such approval by such shareholders. Northmark agrees to use its best efforts to convene the Northmark Meeting within forty-five (45) days after the initial mailing of the Proxy Statement/Prospectus to shareholders of Northmark pursuant to Section 5.05. The Northmark Board shall at all times prior to and during the Northmark Meeting recommend approval of this Agreement by the shareholders of Northmark (the “Northmark Recommendation”) and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to Cambridge or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.11.

Section 5.05 Merger Registration Statement; Proxy Statement/Prospectus. For the purposes of (x) registering Cambridge Stock to be offered to holders of Northmark Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the Northmark Meeting, Cambridge shall draft and prepare, and Northmark shall cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by Cambridge in the Merger (the “Merger Registration Statement”), including the Proxy Statement/Prospectus. Cambridge shall provide Northmark and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. Each of Cambridge and Northmark shall cause the Merger Registration Statement to be filed within forty-five (45) days of the date hereof and to be declared effective under the Securities Act as promptly as practicable after such filing; provided that in the event the Merger Registration Statement is not filed within forty-five (45) days of the date hereof due to the action or inaction by one of the parties hereto, the delay in filing shall not be deemed a breach of this Section 5.05 by the other party hereto. Cambridge shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Northmark shall furnish to Cambridge all information concerning Northmark and the holders of Northmark Stock as may be reasonably requested in connection with such action.

Section 5.06 Cooperation and Information Sharing. Northmark shall provide Cambridge with any information concerning Northmark that Cambridge may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Proxy Statement/Prospectus. Cambridge shall notify Northmark promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Northmark promptly copies of all correspondence between it or any of its representatives and the SEC. Cambridge shall provide Northmark and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Cambridge and Northmark agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. Northmark agrees to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of Northmark Stock entitled to vote at the Northmark Meeting as soon as practicable following the date that the Merger Registration Statement is declared effective under the Securities Act.

Section 5.07 Supplements or Amendment. Northmark and Cambridge shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the parties shall cooperate in the preparation of a supplement or amendment to such Proxy Statement/Prospectus which corrects such misstatement or omission, and Cambridge shall file an amended Merger Registration Statement with the SEC, and Northmark shall mail an amended Proxy Statement/Prospectus to its shareholders.

Section 5.08 Regulatory Approvals. Each of Northmark and Cambridge will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Northmark and Cambridge will furnish to each other and each other’s counsel all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the filing of the Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of Cambridge or Northmark to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Cambridge and Northmark shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing. Provided that Northmark has cooperated as required above, Cambridge agrees to use its reasonable best efforts to file the requisite applications or notices to be filed by it or by Cambridge Trust with the appropriate Bank Regulators within forty-five (45) days of the date hereof.

Section 5.09 Press Releases. Northmark and Cambridge shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. Northmark and Cambridge shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 5.10 Access; Information.

(a) Northmark agrees that, upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Cambridge and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of Northmark and to such other information relating to Northmark as Cambridge may reasonably request and, during such period, it shall furnish promptly to Cambridge all information concerning the business, properties and personnel of Northmark as Cambridge may reasonably request. Northmark shall not be required to provide access to or to disclose minutes or similar records of meetings of the board of directors or any committee that includes discussion of any of the transactions contemplated by this Agreement or any information where such access jeopardizes the attorney client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree. Consistent with the foregoing, Northmark agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b) All information furnished to Cambridge by Northmark pursuant to Section 5.10(a) shall be subject to, and Cambridge shall hold all such information in confidence in accordance with, the provisions of the Mutual Confidentiality Agreement, dated as of March 9, 2022, by and between Northmark and Cambridge (the “Confidentiality Agreement”).

(c) No investigation by Cambridge of the business and affairs of Northmark shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of Cambridge to consummate the transactions contemplated by this Agreement.

Section 5.11 No Solicitation by Northmark.

(a) Northmark shall not, and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents of Northmark (collectively, the “Northmark Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Cambridge) any information or data with respect to Northmark or otherwise relating to an Acquisition Proposal; or (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Northmark is a party. Northmark shall, and shall cause each of the Northmark Representatives to, (x) immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal, and (y) as soon as practicable after the date hereof, request the prompt return or destruction of all confidential information made available by Northmark or on its behalf during the past twelve (12) months in connection with any actual or potential Acquisition Proposal.

(b) Notwithstanding Section 5.11(a), prior to the date of the Northmark Meeting, Northmark may take any of the actions described in clause (ii) of Section 5.11(a), if, but only if, (i) Northmark has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.11; (ii) the Northmark Board determines in good faith, (A) after consultation with its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) after consultation with its outside legal counsel, that it is required to take such actions to comply with its fiduciary duties under applicable law; (iii) Northmark has provided Cambridge with at least twenty-four (24) hours’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Northmark or otherwise relating to an Acquisition Proposal, Northmark receives from such Person a confidentiality agreement with terms not materially less favorable to Northmark than those contained in the Confidentiality Agreement. In addition, if Northmark receives an Acquisition Proposal that constitutes or is reasonably expected to result in a Superior Proposal and Northmark has not breached any of the covenants set forth in this Section 5.11, then Northmark, or any Northmark Representative may, with the prior approval of the Northmark Board at a duly called meeting, contact the Person who has submitted (and not withdrawn) such Acquisition Proposal, or any of such Person’s representatives, solely (x) to clarify the terms and conditions of such Acquisition Proposal and (y) if such Acquisition Proposal initially is made orally, to direct such Person to submit the Acquisition Proposal to Northmark confidentially in writing. Northmark shall promptly provide to Cambridge any non-public information regarding Northmark provided to any other Person which was not previously provided to Cambridge, such additional information to be provided no later than the date of provision of such information to such other party.

(c) Northmark shall promptly (and in any event within twenty-four (24) hours) notify Cambridge in writing if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Northmark or the Northmark Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such inquiry, proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such inquiry, proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). Northmark agrees that it shall keep Cambridge informed, on a reasonably current basis (and in any event within twenty-four (24) hours), of the status and terms of any material developments with respect to such inquiry, proposal, offer, information request, negotiations or discussions (including, in each case, any amendments or modifications thereto). Northmark shall provide Cambridge with at least twenty-four (24) hours’ prior written notice of any meeting of the Northmark Board at which the Northmark Board is reasonably expected to consider any Acquisition Proposal.

(d) Neither the Northmark Board nor any committee thereof shall (i) withdraw, qualify, amend, modify or withhold, or propose to withdraw, qualify, amend, modify or withhold, in a manner adverse to Cambridge in connection with the transactions contemplated by this Agreement (including the Merger), the Northmark Recommendation, fail to reaffirm the Northmark Recommendation within five (5) Business Days following a request by Cambridge or make any statement, announcement or release, in connection with the Northmark Meeting or otherwise, inconsistent with the Northmark Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Northmark Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Northmark to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.11(b)) or (B) requiring Northmark to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 5.11(d), prior to the date of the Northmark Meeting, the Northmark Board may withdraw, qualify, amend or modify the Northmark Recommendation (a “Northmark Subsequent Determination”) after the fourth (4th) Business Day following Cambridge’s receipt of a written notice (the “Notice of Superior Proposal”) from Northmark advising Cambridge that the Northmark Board intends to determine that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this this Section 5.11) constitutes a Superior Proposal if, but only if, (i) the Northmark Board has reasonably determined in good faith, after consultation with outside legal counsel, that it is required to take such actions to comply with its fiduciary duties under applicable law, (ii) during the four (4) Business Day period after receipt of the Notice of Superior Proposal by Cambridge (the “Notice Period”), Northmark and the Northmark Board shall have cooperated and negotiated in good faith with Cambridge to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Northmark to proceed with the Northmark Recommendation without a Northmark Subsequent Determination; provided, however, that Cambridge shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Cambridge since its receipt of such Notice of Superior Proposal, the Northmark Board in good faith makes the determination (A) in clause (i) of this Section 5.11(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Northmark shall be required to deliver a new Notice of Superior Proposal to Cambridge and again comply with the requirements of this Section 5.11(e), except that the Notice Period shall be reduced to two (2) Business Days.

(f) Notwithstanding any Northmark Subsequent Determination, this Agreement shall be submitted to Northmark’s shareholders at the Northmark Meeting for the purpose of voting on, the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve Northmark of such obligation; provided, however, that if the Northmark Board shall have made a Northmark Subsequent Determination, then the Northmark Board may submit this Agreement to Northmark’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded), in which event the Northmark Board may communicate the basis for its lack of a recommendation to Northmark’s shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto. In addition to the foregoing, the Northmark Board shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger at the Northmark Meeting.

Section 5.12 Certain Policies. Prior to the Effective Date, Northmark shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Cambridge; provided, however, that Northmark shall not be obligated to take any action pursuant to this Section 5.12 unless and until Cambridge acknowledges, and Northmark is satisfied, that all conditions to Northmark’s obligation to consummate the Merger have been satisfied and that Cambridge shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by Northmark pursuant to this Section 5.12 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Northmark or its management with any such adjustments, nor any admission that the previously furnished financial statements or information did not fully comply in all respects with GAAP or regulatory requirements.

Section 5.13 Indemnification.

(a) From and after the Effective Time, Cambridge (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of Northmark, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any reasonable costs, expenses or fees (including reasonable attorneys’ fees), judgments, amounts paid in settlement, fines, penalties, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether formal or informal (each, a “Proceeding”), arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of Northmark or is or was serving at the request of Northmark as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Northmark, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the charter or bylaws of Northmark or as provided in applicable law as in effect on the date hereof (subject to change as required by law). Cambridge’s obligations under this Section 5.13(a) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification and advancement in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding. Notwithstanding any other provision of this Section 5.13, the Indemnifying Party shall advance all reasonable costs, expenses and fees (including reasonable attorneys’ fees) incurred by or on behalf of an Indemnified Party in connection with any Proceeding within thirty (30) days after the receipt by the Indemnifying Party of a statement or statements from the Indemnified Party requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall be made in good faith and shall reasonably evidence the costs, expenses and fees incurred by the Indemnified Party (which shall include invoices in connection with such costs, fees and expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that would cause the Indemnified Party to waive any privilege or protection accorded by applicable law shall not be included with the invoice), and shall include or be preceded or accompanied by a written undertaking by or on behalf of the Indemnified Party to repay any costs, expenses or fees advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such costs, expenses or fees. Any advances and undertakings to repay pursuant to this Section 5.13 shall be unsecured and interest free and made without regard to the Indemnified Party’s ability to repay such advances or ultimate entitlement to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such Proceeding, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party. In the event of any such Proceeding (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof with counsel which is reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise actual or potential conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable costs, expenses and fees of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will reasonably cooperate in the defense of any such matter, (iii)

the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by a final non-appealable adjudication of an applicable federal or state banking agency or a court of competent jurisdiction.

(c) Prior to the Effective Time, Cambridge shall purchase an extended reporting period endorsement under Northmark’s existing directors’ and officers’ liability insurance coverage for Northmark’s directors and officers in a form reasonably acceptable to Northmark which shall provide such directors and officers with coverage for six (6) years following the Effective Time for claims made against such directors and officers arising from any act, error or omission by such directors and officers existing or occurring at or prior to the Effective Time of not less than the existing coverage under, and have other terms at least as favorable to, the directors and officers than the directors’ and officers’ liability insurance coverage presently maintained by Northmark (provided that Cambridge may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to Northmark’s existing coverage limits), so long as the aggregate cost is not more than 250% of the annual premium currently paid by Northmark for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, Cambridge shall use its reasonable best efforts to purchase such lesser coverage as may be obtained with such amount.

(d) The rights of indemnification and advancement as provided by this Section 5.13 shall not be deemed exclusive of any other rights to which the Indemnified Party may at any time be entitled under the charter or bylaws of Northmark or as provided in applicable law as in effect on the date hereof (subject to change as required by law), any agreement, a vote of shareholders, a resolution of directors of Northmark, or otherwise. In the event that an Indemnified Party, pursuant to this Section 5.13, seeks an adjudication of such person’s rights under, or to recover damages for breach of, this Section 5.13, or to recover under any directors’ and officers’ liability insurance coverage maintained by Northmark or Cambridge, the Indemnifying Party shall pay on such Indemnified Party’s behalf, , any and all reasonable costs, expenses and fees (including reasonable attorneys’ fees ) incurred by such Indemnified Party in such judicial adjudication, to the fullest extent permitted by law, only to the extent that the Indemnified Party prevails in such judicial adjudication.

(e) If Cambridge or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Cambridge shall assume the obligations set forth in this Section 5.13.

Section 5.14 Employees; Benefit Plans.

(a) Following the Closing Date, Cambridge may choose to maintain any or all of the Northmark Benefit Plans in its sole discretion and Northmark shall cooperate with Cambridge in order to effect any plan terminations to be made as of the Effective Time. For the period commencing at the Effective Time and ending twelve (12) months after the Effective Time (or until the applicable Continuing Employee’s earlier termination of employment), Cambridge shall provide, or cause to be provided, to each employee of Northmark who continues with the Surviving Bank as of the Closing Date (a “Continuing Employee”) (i) a base salary or a base rate of pay at least equal to the base salary or base rate of pay provided to such Continuing Employee immediately prior to the Effective Time, (ii) target cash bonus opportunities provided to similarly-situated employees of Cambridge or its Subsidiaries and (iii) other benefits (other than severance or termination pay) at least substantially comparable in the aggregate to the benefits provided to similarly-situated employees of Cambridge or its Subsidiaries. Cambridge shall take all commercially reasonable action so that Continuing Employees shall be entitled to participate in each employee benefit or compensation plan, program, policy, agreement or arrangement of Cambridge or any of its Subsidiaries of general applicability to the same extent as similarly-situated employees of Cambridge (it being understood that inclusion of the employees of Northmark in the Cambridge Benefit Plans may occur at different times with respect to different plans). Cambridge shall cause each Cambridge Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility and vesting under the Cambridge Benefit Plans (but not for purposes of benefit accrual under a defined benefit plan) the service of such employees with Northmark to the same extent as such service was credited for such purpose by Northmark; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or retroactive application. Nothing herein shall limit the ability of Cambridge to amend or terminate any of the

Northmark Benefit Plans or Cambridge Benefit Plans in accordance with their terms at any time; provided, however, that Cambridge shall continue to maintain the Northmark Benefit Plans (other than cash incentive, equity or equity-based incentive, retention, change in control, severance, defined benefit, retiree welfare or similar plans, programs or agreements) for which there is a comparable Cambridge Benefit Plan until the Northmark Employees are permitted to participate in the Cambridge Benefit Plans, unless such Cambridge Benefit Plan has been frozen or terminated with respect to similarly situated employees of Cambridge or any Subsidiary of Cambridge.

(b) If a Continuing Employee becomes eligible to participate in a medical, dental or health Cambridge Benefit Plan upon termination of such plan of Northmark, Cambridge shall make all commercially reasonable efforts to cause such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental Cambridge Benefit Plan, (ii) honor under such plan any deductible, co-payment and out-of-pocket expenses incurred by such Continuing Employee and his or her beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such Continuing Employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Northmark Benefit Plan prior to the Effective Time.

(c) Any employee of Northmark (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement or arrangement which provides for severance payments) whose employment is terminated (other than for cause) at the request of Cambridge (but by and in the sole discretion of Northmark) prior to the Effective Time, or is terminated by Cambridge or a Subsidiary of Cambridge within twelve (12) months following the Effective Date, shall be entitled to receive severance payments in an amount equal to two (2) weeks base pay for each full year of service (including all service with Northmark, Cambridge and any Subsidiary of Cambridge), with a minimum of four (4) and a maximum of fifty-two (52) weeks of base pay.

(d) Cambridge shall honor and perform under each agreement or contract set forth in Northmark Disclosure Schedule 3.16(f) in accordance with its terms.

(e) To the extent necessary, Cambridge and Northmark may provide a retention pool as mutually agreed by Cambridge and Northmark to certain employees of Northmark to be designated by Cambridge in consultation with Northmark. Such designated employees will enter into retention agreements to be agreed upon by Cambridge and Northmark.

(f) Nothing contained in this Agreement, expressed or implied, shall (i) give any person, other than the parties hereto, any rights or remedies of any nature whatsoever, including any right to continued employment or service, under or by reason of this Section 5.14, (ii) cause any third party beneficiary rights in any current or former employee, director or other individual service provider of Northmark or any of its Subsidiaries to enforce the provisions of this Section 5.14 or any other matter related thereto or (iii) be, or be construed as, an amendment to any Northmark Benefit Plan, Cambridge Benefit Plan, or other employee benefit plan of Cambridge, Cambridge Trust, Northmark or any of their respective Affiliates.

Section 5.15 Notification of Certain Changes. Cambridge and Northmark shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, but no more frequently than monthly (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Section 6.02(a) or Section 6.03(a) hereof, as the case may be, or the compliance by Northmark or Cambridge, as the case may be, with the respective covenants and agreements of such parties contained herein.

Section 5.16 Current Information. During the period from the date of this Agreement to the Effective Time, Northmark will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Cambridge and to report the general status of the ongoing operations of Northmark. Without limiting the foregoing, Northmark agrees to provide Cambridge (i) a copy of each report filed by Northmark with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) monthly updates of the information required to be set forth in Northmark Disclosure Schedule 3.14.

Section 5.17 Board Packages. Northmark shall distribute a copy of each Northmark Board package, including the agenda and any draft minutes, to Cambridge at the same time and in the same manner in which it distributes a copy of such packages to the Northmark Board; provided, however, that Northmark shall not be required to copy Cambridge on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of Northmark or any other matter that the Northmark Board has been advised of by counsel that such distribution to Cambridge may violate a confidentiality obligation or fiduciary duty or any law or regulation.

Section 5.18 Transition; Informational Systems Conversion. From and after the date hereof, Cambridge and Northmark shall use their reasonable best efforts to facilitate the integration of Northmark with the business of Cambridge following consummation of the transactions contemplated by this Agreement and shall meet on a regular basis to discuss and plan for the conversion of Northmark’s data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by Cambridge and its Subsidiaries, which planning shall include, but not be limited to: (a) discussion of Northmark’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by Northmark in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Northmark shall take all action which is necessary and appropriate to facilitate the Informational Systems Conversion; provided, however, that Cambridge shall pay all out-of-pocket fees, expenses or charges that Northmark may incur as a result of taking, at the request of Cambridge, any action to facilitate the Informational Systems Conversion. If this Agreement is terminated by Cambridge and/or Northmark in accordance with Section 7.01(a), Section 7.01(b), Section 7.01(c) or Section 7.01(f), or by Northmark only in accordance with Section 7.01(d) or Section 7.01(e), Cambridge shall pay to Northmark all reasonable fees, expenses or charges related to reversing the Informational Systems Conversion within ten (10) Business Days of Northmark providing Cambridge written evidence of such fees, expenses or charges.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Northmark and Cambridge to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect, any requirements contained in the Regulatory Approvals to be completed on or before the Closing Date shall have been completed and all statutory waiting periods in respect thereof shall have expired or been terminated.

(b) Merger Registration Statement Effective. The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

(c) NASDAQ Listing. The shares of Cambridge Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.

(e) Employment Agreement Amendments. The Employment Agreement Amendments shall have been executed and delivered by Northmark, Daniel J. Murphy, III and Jane C. Walsh, concurrently with Northmark’s execution and delivery of this Agreement and each such Employment Agreement Amendment shall remain in full force and effect.

(f) Tax Opinions. Cambridge shall have received a letter setting forth the written opinion of Hogan Lovells US LLP, in form and substance reasonably satisfactory to Cambridge, dated as of the Closing Date, and Northmark shall have received a letter setting forth the written opinion of Goodwin Procter LLP, in form and substance reasonably satisfactory to Northmark, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.

Section 6.02 Conditions to Obligations of Cambridge. The obligations of Cambridge to consummate the Merger also are subject to the fulfillment or written waiver by Cambridge prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Northmark set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that, for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on Northmark or the Surviving Bank. Cambridge shall have received a certificate, dated the Closing Date, signed on behalf of Northmark by the Chief Executive Officer of Northmark to such effect.

(b) Performance of Obligations of Northmark. Northmark shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Cambridge shall have received a certificate, dated the Closing Date, signed on behalf of Northmark by the Chief Executive Officer of Northmark to such effect.

(c) Adverse Regulatory Conditions. No Regulatory Approvals referred to in Section 6.01(a) hereof shall contain any condition, restriction or requirement which the Cambridge Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that Cambridge would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof.

(d) Voting Agreements. The Voting Agreements shall have been executed and delivered by each director and executive officer of Northmark concurrently with Northmark’s execution and delivery of this Agreement and shall remain in effect and not have been revoked as of the Effective Time.

(e) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Northmark Stock.

(f) Other Actions. Northmark shall have furnished Cambridge with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.02 as Cambridge may reasonably request.

Section 6.03 Conditions to Obligations of Northmark. The obligations of Northmark to consummate the Merger also are subject to the fulfillment or written waiver by Northmark prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Cambridge set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that, for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on Cambridge. Northmark shall have received a certificate, dated the Closing Date, signed on behalf of Cambridge by the Chief Executive Officer and the Chief Financial Officer of Cambridge to such effect.

(b) Performance of Obligations of Cambridge. Cambridge shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Northmark shall have received a certificate, dated the Closing Date, signed on behalf of Cambridge by the Chief Executive Officer and the Chief Financial Officer of Cambridge to such effect.

(c) Other Actions. Cambridge shall have furnished Northmark with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.03 as Northmark may reasonably request.

Section 6.04 Frustration of Closing Conditions. Neither Cambridge nor Northmark may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to this Article VI.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Cambridge and Northmark if the board of directors of each so determines by vote of a majority of the members of its entire board of directors.

(b) No Regulatory Approval. By Cambridge or Northmark, if its board of directors so determines by a vote of a majority of the members of its entire board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval. By either Cambridge or Northmark (provided that, if Northmark is the terminating party, it shall not be in material breach of any of its obligations under Section 5.04), if the approval of the shareholders required for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either Cambridge or Northmark (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 6.02(a) (in the case of a breach of a representation or warranty by Cambridge) or Section 6.03(a) (in the case of a breach of a representation or warranty by Northmark).

(e) Breach of Covenants. By either Cambridge or Northmark (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by Northmark) or Section 6.03(b) (in the case of a breach of a representation or warranty by Cambridge).

(f) Delay. By either Cambridge or Northmark if the Merger shall not have been consummated on or before March 31, 2023, unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Failure to Recommend; Third-Party Acquisition Transaction; Etc. By Cambridge, if (i) Northmark shall have materially breached its obligations under Section 5.11, (ii) the Northmark Board shall have failed to make its recommendation referred to in Section 5.04, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Cambridge, (iii) the Northmark Board shall have recommended or proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Cambridge or a Subsidiary of Cambridge or (iv) Northmark shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the Northmark Meeting in accordance with Section 5.04.

(h) Decrease in Cambridge Stock Price. By Northmark, if both (i) the Average Closing Price is less than the product of the Starting Price multiplied by 0.80 (rounded to the nearest hundredth): and (ii) (A) the Cambridge Ratio is less than (B) the difference between (1) the Index Ratio minus (2) 0.20; provided, however, that Northmark must elect to terminate this Agreement pursuant to this Section 7.02(h) by written notice (the “Termination Notice”) given to Cambridge within five (5) days after the Determination Date and that Northmark’s right of termination shall be subject to the right of Cambridge provided for below to increase the Exchange Ratio and/or make cash payments to holders of Northmark Stock. During the five (5) day period immediately following the day on which Cambridge receives the Termination Notice (the “Election Period”), Cambridge shall have the right and option, in its sole and absolute discretion, to (x) increase the Exchange Ratio (calculated to the nearest one ten-thousandth), (y) provided that it does not and will not prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, make cash payments to holders of Northmark Stock, as additional Merger Consideration (in addition to, and not in lieu of, issuing shares of Cambridge Stock), or (z) provide any combination of the items set forth in the foregoing clauses (x) and (y), but subject to the limitations stated therein, such that, as a result of any such adjustment, the value of the Merger Consideration issuable or payable in respect of each share of Northmark Stock is not less than the Minimum Per Share Merger Consideration. If Cambridge elects to increase the Exchange Ratio and/or make cash payments as aforesaid, Cambridge shall give written notice of such election (the “Fill Notice”) to Northmark during the Election Period, which Fill Notice shall specify the amount of any such increase and/or cash payments, whereupon no termination of this Agreement shall occur, or be deemed to have occurred, pursuant to this Section 7.01(h) and this Agreement shall remain in full force and effect in accordance with its terms (with the Exchange Ratio modified and/or cash payments to be made, as additional Merger Consideration, in accordance with this Section 7.01(h) as set forth in the Fill Notice). If Cambridge does not timely elect to increase the Exchange Ratio and/or make cash payments as aforesaid, then Northmark may terminate this Agreement at any time after the end of the Election Period.

For purposes of this Section 7.01(h) the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the volume-weighted average closing price per share of Cambridge Stock as reported on NASDAQ (or such other exchange or market on which the Cambridge Stock shall then trade) for the ten (10) consecutive Trading Days ending on (and including) the Determination Date.

“Cambridge Ratio” shall mean the quotient of (a) the Average Closing Price, divided by (b) the Starting Price.

“Determination Date” shall mean that certain date which is the tenth (10th) day prior to the Closing Date.

“Index Group” shall mean the Nasdaq Bank Index.

“Index Price” shall mean, on a given date, the closing index value on such date for the Index Group.

“Index Ratio” shall mean the quotient of (a) the Index Price on the Determination Date, divided by (b) the Initial Index Price.

“Initial Index Price” shall mean the closing index value of the Index Group on the Starting Date.

“Minimum Per Share Merger Consideration” shall mean the lesser of (a) the product of (i) the Exchange Ratio (prior to any increase in the Exchange Ratio pursuant to Section 7.01(h)), multiplied by (ii) the Starting Price, multiplied by (iii) 0.80, and (b) (i) the product of (A) the Index Ratio minus 0.20, multiplied by (B) the Exchange Ratio (prior to any increase in the Exchange Ratio pursuant to Section 7.01(h)), multiplied by (C) the Average Closing Price, divided by (ii) the Cambridge Ratio.

“Starting Date” shall mean the last Trading Day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of Cambridge Stock on NASDAQ (as reported by Bloomberg, or if not reported therein, in another authoritative source) on the Starting Date.

“Trading Day” means any day on which NASDAQ is open for trading with a scheduled and actual closing time of 4:00 p.m. Eastern time.

Section 7.02 Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by Cambridge while structuring and pursuing the Merger, the parties hereto agree that Northmark shall pay to Cambridge a termination fee of $2,200,000 within three (3) Business Days after written demand for payment is made by Cambridge, following the occurrence of any of the events set forth below:

(a) Cambridge terminates this Agreement pursuant to Section 7.01(g); or

(b) Northmark enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Northmark within twelve (12) months following the termination of this Agreement by Cambridge pursuant to Section 7.01(d) or Section 7.01(e) because of a Willful Breach by Northmark after an Acquisition Proposal has been publicly announced or otherwise made known Northmark.

Section 7.03 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.01 and (ii) that termination will not relieve a breaching party from liability for money damages for any Willful Breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination. Nothing in Section 7.02 or this Section 7.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 5.10(b), Section 7.02 and this Article VIII, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its Affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 8.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Northmark Meeting, no amendment shall be made which by law requires further approval by the shareholders of Northmark without obtaining such approval.

Section 8.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 8.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard for conflict of law provisions.

Section 8.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, and any SEC filing and registration fees, except that printing expenses shall be shared equally between Cambridge and Northmark; provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s Willful Breach of any provision of this Agreement.

Section 8.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Cambridge:

Cambridge Bancorp

1336 Massachusetts Avenue

Cambridge, MA 02138

Attention:	Denis K. Sheahan
Email:	Denis.Sheahan@cambridgetrust.com
Telephone:	617-441-1533

With a copy to:

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, DC 20004

Attention:	Richard A. Schaberg
Email:	richard.schaberg@hoganlovells.com
Telephone:	202-637-5671

If to Northmark:

Northmark Bank

89 Turnpike Street

North Andover, MA 01845

Attention:	Jane C. Walsh
Email:	JWalsh@northmarkbank.com
Telephone:	978-620-4412

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:	Samantha M. Kirby
Email:	Skirby@goodwinlaw.com
Telephone:	617-523-1231

Section 8.07 Entire Understanding; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Cambridge’s obligation under Section 5.13, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.08 Confidential Supervisory Information. No disclosure, representation or warranty shall be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8) and § 309.6(a)) of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

Section 8.09 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8.10 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.11 Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.12 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

ARTICLE IX

ADDITIONAL DEFINITIONS

Section 9.01 Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving Northmark: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Northmark in a single transaction or series of transactions; (c) any tender offer or exchange offer for ten percent (10%0 or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (a) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the relevant companies in a single transaction or series of transactions; (c) a tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment by the relevant companies to take any action referenced above.

“Affiliate” means, with respect to any Person, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer, director, manager or Person who beneficially owns more than ten percent (10%) of the equity or voting securities of such Person.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FDIC, the FRB and the Massachusetts Commissioner of Banks, which regulates Cambridge, Cambridge Trust or Northmark, or any of their respective Subsidiaries, as the case may be.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.

“Cambridge Board” means the board of directors of Cambridge.

“Cambridge Disclosure Schedule” means the disclosure schedule delivered by Cambridge to Northmark on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article V.

“Cambridge Stock” means the common stock, par value $1.00 per share, of Cambridge.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act.

“Certificate” means any certificate that, immediately prior to the Effective Time, represents shares of Northmark Stock.

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Employee Stock Incentive Plan” means, with respect to Cambridge, the Cambridge Bancorp 2017 Equity and Cash Incentive Plan, the Cambridge Bancorp Director Stock Plan and the 2016 Annual Incentive Plan.

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means such exchange agent as may be designated by Cambridge and reasonably acceptable to Northmark to act as agent for purposes of conducting the exchange procedures described in Article II.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Boston, or any successor thereto.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing); (c) copyrights in both published and unpublished works (including any registrations and applications for any of the foregoing); (d) Software; (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies; and (f) claims of infringement against third parties.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to any fact, event or occurrence, (i) in the case of Northmark, the actual knowledge after reasonable inquiry of those certain executive officers of Northmark listed on Northmark Disclosure Schedule 9.01 or (ii) in the case of Cambridge and its Subsidiaries, the actual knowledge after reasonable inquiry of one or more of Cambridge’s executive officers, all of whom are listed on Cambridge Disclosure Schedule 9.01.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.

“Material Adverse Effect” means, with respect to Cambridge or Northmark, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Cambridge and its Subsidiaries taken as a whole, or Northmark and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either Cambridge or Cambridge Trust, on the one hand, or Northmark, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to financial institutions and/or their holding companies, or interpretations thereof by courts or any Bank Regulator or Governmental Authorities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, of a party to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (F) the expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, or (G) any failure by a party to meet any internal projections or forecasts or estimates of revenues or earnings for any period; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services industry.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Northmark 401(k) Plan” means the Northmark Bank Employees Thrift Incentive Plan.

“Northmark Board” means the board of directors of Northmark.

“Northmark Disclosure Schedule” means the disclosure schedule delivered by Northmark to Cambridge on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article III or its covenants in Article V.

“Northmark Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Northmark.

“Northmark Loan Property” means any property in which Northmark holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by Northmark.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Proxy Statement/Prospectus” means the proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act, and the rules and regulations promulgated thereunder, together with any amendments and supplements thereto, as prepared by Cambridge and Northmark and as delivered to holders of Northmark Stock in connection with the solicitation of their approval of this Agreement.

“Regulatory Approvals” means any approval, waiver or any non-objection from any Governmental Authority necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, including, without limitation, (a) the approval of the FDIC and (b) the approval of the Massachusetts Commissioner of Banks.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than fifty percent (50%) of the combined voting power of the shares of Northmark Stock then outstanding or all or substantially all of the assets of Northmark and otherwise (a) on terms which the Northmark Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Northmark’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the Northmark Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Tax” and “Taxes” means all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken if the Person reasonably should have known or had actual Knowledge that such act or failure to act would result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CAMBRIDGE BANCORP

By:	/s/ Denis K. Sheahan
Name:	Denis K. Sheahan
Title:	Chairman and Chief Executive Officer

CAMBRIDGE TRUST COMPANY

By:	/s/ Denis K. Sheahan
Name:	Denis K. Sheahan
Title:	Chairman and Chief Executive Officer

NORTHMARK BANK

By:	/s/ Jane C. Walsh
Name:	Jane C. Walsh
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Voting Agreement

(See attached)

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of May     , 2022, by and between the undersigned holder (“Shareholder”) of common stock, par value $1.00 per share (“Northmark Common Stock”), of Northmark Bank, a Massachusetts-chartered trust company (“Northmark”), and Cambridge Bancorp, a Massachusetts corporation (“Cambridge”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Cambridge, Cambridge Trust, a Massachusetts-chartered trust company and wholly owned subsidiary of Cambridge (“Cambridge Trust”), and Northmark are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Northmark shall merge with and into Cambridge Trust, and in connection therewith, each outstanding share of Northmark Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder beneficially owns and has sole or shared voting power with respect to the number of shares of Northmark Common Stock identified on Exhibit A hereto (such shares, together with all shares of Northmark Common Stock with respect to which Shareholder subsequently acquires beneficial ownership during the term of this Agreement, including the right to acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) through the exercise of any stock options, warrants or similar instruments, being referred to as the “Shares”); and

WHEREAS, it is a condition to the willingness of Cambridge to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Northmark, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Cambridge, Shareholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)

vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Northmark contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement.

Section 2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, and (d) such transfers as Cambridge may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Cambridge as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)

This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Cambridge, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)

The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)

Except as set forth on Schedule 1, Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth on Exhibit A hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of Northmark other than the Shares (other than shares of capital stock subject to stock options or warrants over which Shareholder will have no voting rights until the exercise of such stock options or warrants). Shareholder has the right to vote the Shares and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Cambridge with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Northmark, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Northmark taken by written consent. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 8 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 5. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 8 hereof, Shareholder, in his, her or its capacity as a shareholder of Northmark, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use reasonable best efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Cambridge) any information or data with respect to Northmark or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal (other than the Merger Agreement), (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under

A-2

the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Northmark’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Northmark that takes any action in support of an Acquisition Proposal.

Section 6. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Cambridge if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Cambridge will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Cambridge has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Cambridge’s seeking or obtaining such equitable relief.

Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time or (b) in the event that the Merger Agreement is terminated in accordance with its terms. Upon any such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10. Capacity as Shareholder. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Northmark, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Northmark or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of Northmark.

Section 11. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard for conflict of law provisions.

Section 12. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Cambridge in accordance with Section 8.06 of the Merger Agreement and to the Shareholder at his, her or its address set forth on Exhibit A attached hereto (or at such other address for a party as shall be specified by like notice).

(Remainder of page intentionally left blank.)

A-3

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CAMBRIDGE BANCORP

By:
Name:	Denis K. Sheahan
Title:	Chairman and Chief Executive Officer

SHAREHOLDER

Name:

EXHIBIT A

NAME AND ADDRESS OF SHAREHOLDER	SHARES OF NORTHMARK COMMON STOCK BENEFICIALLY OWNED

Exhibit B

Form of Employment Agreement Amendment

(See attached)

Amendment

to

Employment Agreement

This Amendment to Employment Agreement (the “Amendment”) is entered into as of the date set forth on signature page hereto, by and between Northmark Bank, a Massachusetts trust company (the “Company”), and [●] (the “Employee”).

WHEREAS, the Company and the Employee previously entered into an Employment Agreement, dated as of January 1, 1988, as amended by that certain side letter regarding Compensation Matters (together, the “Employment Agreement”), which Employment Agreement may be amended by a written instrument signed by the Company and the Employee;

WHEREAS, concurrently herewith, the Company is entering into an Agreement and Plan of Merger, by and among Cambridge Bancorp, a Massachusetts corporation (“Cambridge”), Cambridge Trust Company, a Massachusetts-chartered trust company and wholly-owned subsidiary of Cambridge (“Cambridge Trust”), and the Company (the “Merger Agreement”), pursuant to which, among other things, the parties intend to merge the Company with and into Cambridge Trust, with Cambridge Trust surviving (the “Proposed Merger”);

WHEREAS, in connection with, and as a material inducement to Cambridge’s execution of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement, the Company and the Employee desire to amend the terms of the Employment Agreement, effective as of immediately prior to the consummation of the Proposed Merger (the “Effective Time”).

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Employee hereby agree as follows, effective as of the Effective Time:

1.

The provisions of the Employment Agreement related to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), are hereby deleted in their entirety and replaced with the following:

Notwithstanding anything to the contrary in the Employment Agreement, the Employee’s Supplemental Unfunded Retirement and Death Benefits Agreement, the Employee’s Split Dollar Agreement, or any other agreement or arrangement between the Employee and the Company or any of its subsidiaries or between the Employee and Cambridge or any of its subsidiaries (collectively, the “Compensatory Arrangements”), in the event that any compensation, payment or distribution to the Employee or for the Employee’s benefit, whether paid or payable or distributed or distributable pursuant to the Compensatory Arrangements or otherwise (“Parachute Payments”) would be non-deductible by the payor by Section 280G of the Code or would be subject to the excise tax imposed by Section 4999 of the Code, then the Parachute Payments shall be reduced (but not below zero) so that the sum of all of the Parachute Payments shall not exceed the Threshold Amount (that is, shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Code Section 4999). For purposes of the foregoing sentence, “Threshold Amount” shall mean three times the Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder, less one U.S. dollar ($1.00). In the event of a reduction of Parachute Payments, the Parachute Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Parachute Payments that are to be paid furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Parachute Payments all amounts or payments that are not subject to calculation under Treas. Reg. section 1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. section 1.280G-1, Q&A-24(b) or (c).

2.	Except as expressly amended hereby, the terms of the Employment Agreement shall be and remain unchanged, and the Employment Agreement as amended hereby shall remain in full force and effect.

3.

In the event that the Merger Agreement is terminated in accordance with its terms prior to the consummation of the Proposed Merger, this Amendment shall terminate concurrently therewith and shall thereafter be null and void.

IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of this      day of             , 2022.

EMPLOYEE:

Name: [●]

NORTHMARK BANK

By:
Name: Title: